Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53180) of Symmetricom, Inc. of our report dated May 9, 2006 with respect to the Statement of Net Assets Available for Benefits of the Symmetricom Tax Deferred Savings Plan as of December 31, 2005, the related Statement of Changes in Net Assets Available for Benefits for the year then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Symmetricom Tax Deferred Savings Plan.

By	/s/ Louie & Wong LLP
LOUIE & WONG LLP

San Francisco, California
June 28, 2006